Exhibit 10.11

11/26/2019

Via email

Dear Jennifer,

On behalf of Angion, I am pleased to offer you the position of Senior Vice President, General Counsel, based in our San Francisco office.  We have an ambitious vision for what we can accomplish at Angion and are confident in your ability to help the company achieve significant success.  As such, we are pleased to present you with this offer of employment for your consideration.

As highlighted below, we place great value on the opportunity for long-term wealth creation through equity ownership, and we want to attract employees who share this passion for entrepreneurial success.  In addition to a very competitive cash compensation and benefits package, we believe the equity offer represents a meaningful ownership and wealth creation opportunity for you.

The terms of your offer are as follows:

Reporting:	You will report to Jay Venkatesan, CEO.

Start Date:	January 6th, 2020

Classification:	This is a full-time exempt level, salaried position and is not eligible for overtime.

Base Salary:	Your base salary is $400,000 ($33,333.33 per month paid bi-weekly) less appropriate withholdings and deductions payable in accordance with the normal payroll practices of the Company.

Sign-on, Performance and Other Potential Bonuses:

As compensation for the bonus you are foregoing at your current employer, you will receive a cash sign-on bonus of $50,000 in March of 2020. An additional $50,000 bonus will be paid in September 2020.

You are eligible to receive a discretionary incentive performance bonus of up to 40%, payable annually and pro-rated for the 2020 employment term. You must be an employee of the company at the time the bonus are considered earned and payable.

Stock Option and Restricted Stock:

You will receive grant of options to purchase 100,000 shares of Common Stock of Angion at an exercise price set at the Fair Market Value of the stock as determined by a 409(A) valuation that is currently underway. This option grant is offered pursuant to a Grant Agreement which we would enter into on the commencement of your employment.
The options provide you with an economic interest in the future success of Angion.

Vesting of Equity Grant:

Your grant awards will vest 25% on the first anniversary of your employment with Angion and the remaining 75% will vest on a pro rata monthly basis for the 24 months thereafter. As such, you will be fully vested after three years. You would be eligible for annual stock option refresh grants, as determined and approved by the Board of Directors.

Health Insurance:	You will be eligible to participate in Angion’s health care insurance program on your first day of employment. The details of these plans will be provided to you under separate cover

Benefits:	You will be eligible to participate in Angion’s benefits and 401K plans, to the extent available, from time to time in accordance with the terms of these plans.

Paid Time Off:	You are eligible to accrue fifteen (15) days of vacation time per year.

Acknowledgement, Confidentiality and Non-Solicitation:	Prior to the commencement of your employment, you will sign a Company standard Confidentiality, Non-Disclosure and Assignment of Inventions Agreement.

This job offer is contingent upon the successful completion of your background investigation, positive reference checks, if any, as well as the completion of the Employment Eligibility Verification Form (Form I-9) which must be completed within your first 3 days of employment.

Your employment with Angion is employment at-will, which means that Angion or you can end the employment relationship at any time without notice or for any reason or no reason, unless otherwise provided by applicable law.

We are very enthusiastic about working with you to achieve our goals for Angion and would be delighted to have you join to build Angion into a large and successful enterprise. We hope that you will choose to join us.

If you agree with the above terms and conditions, please indicate your acceptance by signing this offer letter and the Confidentiality, Non-Disclosure and Assignment of Inventions Agreement and return them to me by November 26th, 2019.

Sincerely,

/s/ Jay Venkatesan 11/27/2019
Jay Venkatesan
Chief Executive Officer
Angion Biomedica, Inc.

Agreed and Accepted By:
Jennifer Rhodes

/s/ Jennifer Rhodes
Date :	11/27/2019

2/14/2020 — Amendment to Offer Letter

Via email

Dear Jennifer,

Based upon our discussions, please note that the terms of your offer letter dated and agreed to as of November 26, 2019 (Offer Letter) is amended as follows.

The paragraph in the Offer Letter marked “Stock Options and Restricted Stock” is deleted in its entirety and replaced with the following paragraph:

“Stock Option and Restricted Stock:

You will receive 25,000 RSU’s and a grant of options to purchase 75,000 shares of Common Stock of Angion at an exercise price set at an exercise price set at the Fair Market Value of the stock as determined by a 409(A) valuation, subject to approval by the Board of Directors. This option grant is offered pursuant to a Grant Agreement which we would enter into on the commencement of your employment. This equity offering provides you with an economic interest in the future success of Angion.”

                Unless otherwise stated in this amendment, the terms of your Offer Letter remain the same and as originally stated.  If you agree to this amendment to your Offer Letter, please sign below.

Sincerely,

/s/ Jay Venkatesan
Jay Venkatesan
Chief Executive Officer
Angion Biomedica, Inc.

Revision Agreed and Accepted By:

/s/ Jennifer Rhodes
Date : February 14, 2020

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